                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 31, 2001

                          COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

            1-10218                                      13-3489233
     (Commission File Number)                (IRS Employer Identification No.)

                      250 STEPHENSON, TROY, MICHIGAN 48083
         -------------------------------------------------------------
              (Address of principal executive offices) (Zip code)


                                 (248) 824-2500
         -------------------------------------------------------------
             (Registrant's telephone number, including area code):


                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5. - Other Events

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated Statement of Operations has been derived from: (i) the audited and unaudited historical financial statements of Collins and Aikman Corporation ("C&A" or the "Company"), the Operating Business of the Becker Group, LLC ("Becker"), the Joan Automotive Group Companies ("Joan") and the Trim Division of Textron Automotive Company ("TAC-Trim") included in Form 8-K/A's filed September 17, 2001, October 10, 2001 and January 14, 2002, respectively, adjusted to give pro forma effect to the acquisitions at Becker, Joan and TAC-Trim (collectively the "Acquisitions"), Financings, the February 2001 Heartland equity investment, and the Textron Leasing Transaction and (ii) unaudited interim historical data for Becker, Joan and TAC-Trim, adjusted to give pro forma effect to the Acquisitions and Financings.

     The TAC-Trim cash purchase price was financed through a combination of the sale of 32 million shares of the Company's common stock and debt financing including fees and expenses associated with the foregoing, (the "Financings"). Debt financing for the TAC-Trim acquisition, as well as the refinancing of C&A Products Co. ("Products") existing credit facilities, was obtained through $400 million of term loans under Products' new $575 million senior credit facilities, the sale of accounts receivable under a new accounts receivable financing arrangement and $500 million of 10 3/4 percent senior notes due 2011.

     The pro forma condensed consolidated Statement of Operations for the year ended December 31, 2001 gives pro forma effect to the Acquisitions, Financings, the initial Heartland equity investment and the Textron Leasing Transaction as if they had occurred on December 31, 2000.

     The unaudited pro forma condensed consolidated Statement of Operations are presented for informational purposes only and does not purport to represent what our results of operations would actually have been had the Acquisitions, Financings, the initial Heartland equity investment and the Textron Leasing Transaction occurred at such time or to project our results of operations for any future period or date.

     The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. The acquisitions of Becker and Joan, and TAC-Trim have been accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon information presently available Appraisals have been completed for Becker and Joan, and are in progress for TAC-Trim. The final allocations and the amounts included in these pro forma financial statements for TAC-Trim could differ significantly.

     The unaudited pro forma condensed consolidated Statement of Operations should be read in conjunction with the historical financial statements of C&A, Becker, Joan and TAC-Trim and the related notes to such financial statements found in the Form 8-K/A's filed September 17, 2001, October 10, 2001 and January 14, 2002, respectively.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)





                                                BECKER              JOAN                         PRO FORMA ADJUSTMENTS
                                          JANUARY 1, 2001     JANUARY 1, 2001                    ---------------------
                                               THROUGH             THROUGH                     TAC-TRIM
                                 C&A        JUNE 30, 2001    SEPTEMBER 20, 2001    TAC-TRIM     ITALY(1)      OTHER      PRO FORMA
                              --------    ---------------    ------------------   ---------     -------      -------    ----------
Net sales .................   $1,823.3        $ 97.3               $94.6           $1,590.0     $(124.2)     $    --     $3,481.0
Cost of goods sold ........    1,604.5          91.2                75.9            1,430.3      (145.0)       (30.1)(2)  3,026.8
                              --------        ------              ------           --------     -------      -------     --------
Gross profit ..............      218.8           6.1                18.7              159.7        20.8         30.1        454.2
Selling, general and
  administrative
  expenses ................      164.4          11.1                 3.2               83.0        (8.1)         (.5)(3)    253.1
Restructuring charges .....       18.8           1.2                  --               10.2          --           --         30.2
                              --------        ------              ------           --------     -------      -------     --------
Operating income ..........       35.6          (6.2)               15.5               66.5        28.9         30.6        170.9
Interest expense, net .....       84.3           3.2                 2.6                8.2        (1.0)        48.1 (4)    145.4
Loss on sale of
  receivables .............       10.8            --                  --                 --          --         (4.3)(5)      6.5
Dividends and
  accretion on Products
  preferred stock .........        2.4            --                  --                 --          --         77.6 (6)     80.0
Other (income)
  expense, net ............        6.4          (0.2)               (0.1)              38.8         3.4        (32.4)(7)     15.9
                              --------        ------              ------           --------     -------      -------     --------
Income (loss) from
  continuing operations
  before income taxes .....      (68.3)         (9.2)               13.0               19.5        26.5        (58.4)       (76.9)
Income tax expense
  (benefit) ...............      (18.6)         (1.8)                5.7                8.4         9.5          7.9 (8)     11.1
                              --------        ------              ------           --------     -------      -------     --------
Income (loss) from
  continuing
  operations ..............   $  (49.7)       $ (7.4)             $  7.3           $   11.1     $  17.0      $ (66.3)    $ (88.0)
                              ========        ======              ======           ========     =======      =======     ========
Income (loss) from
  continuing operations
  per common share:
  Basic and diluted .......   $   (.51)                                                                                  $   (.53)
Average common
  shares outstanding:
  Basic and diluted .......       97.2                                                                                      167.5(9)
                              ========                                                                                   ========




See notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

         The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2001 reflect results of operations for Becker and Joan independently through the acquisition dates of July 3, 2001 and September 21, 2001, respectively. Subsequent to the acquisition dates, results of operations for Becker and Joan have been included in the results of operations of C&A.

         The unaudited pro forma condensed consolidated statement of operations include adjustments necessary to reflect the estimated effect of the Acquisitions, Financings, the February 2001 Heartland equity investment and the Textron Leasing Transaction as if they had occurred on December 31, 2000.

1. The statement of operations for TAC-Trim reflect a 90% consolidated interest in Textron Automotive Italia S.r.l. ("TAC-Trim Italy"). The TAC-Trim acquisition provides for the acquisition of only 50% of TAC-Trim Italy's parent company and gives both parties significant participatory rights. This adjustment provides for the removal of TAC-Trim Italy. See footnote 7 for the adjustment to account for C&A's corresponding 50% equity investment in TAC-Trim Italy's parent company.

2. Represents pro forma adjustments to decrease cost of goods sold for the respective entries as follows (in millions):

                                                                Fiscal Year ended December 31, 2001
                                                               -------------------------------------
                                                               Becker     Joan     TAC-Trim   Total
                                                               ------    -----     --------  -------
Depreciation........................................  (a)(e)   $(0.2)    $  --      $(7.7)    $(7.9)
Joan purchase savings...............................  (b)         --      (0.4)        --      (0.4)
Cost associated with leases not assumed.............  (c)         --      (0.3)        --      (0.3)
Material purchase savings...........................  (d)         --        --         --      (3.6)
Textron Leasing Transaction.........................  (e)         --        --        9.6       9.6
Purchase accounting adjustment
  to customer supply contracts......................  (f)         --        --      (27.5)    (27.5)
                                                                                             ------
                                                                                             $(30.1)
                                                                                             ======

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                  (CONTINUED)


a. Represents (i) decreased depreciation expense, primarily resulting from the reduction in value of leasehold improvements for leases on facilities to be closed in connection with the Becker acquisition and (ii) decreased depreciation expense from the reduction of assets resulting from the Textron Leasing Transaction.

b. In connection with the Joan acquisition, Collins & Aikman entered into a contract with a company owned by the selling shareholder to purchase flat woven goods. The adjustment reflects the difference between historical and contractually agreed prices applied to actual purchases made from the previously related party supplier during the periods indicated.

c. Adjustment reflects costs associated with leases not assumed on Joan facilities contractually excluded from the Joan acquisition. All other costs associated with the retained business continue to be reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

d. Collectively, Collins & Aikman, Becker and TAC-Trim have both common suppliers and common commodity purchases. The adjustment reflects purchase savings mathematically derived from the lowest historically contracted pricing applied to actual purchase volumes during the pro forma periods presented.

e. The pro forma statement of operations reflect the impact of the Textron Leasing Transaction completed in connection with the Transactions. Cash proceeds from the Textron Leasing Transaction were treated as cash consideration for the TAC-Trim acquisition and reduce the debt resulting from the TAC-Trim acquisition. Assuming the Textron Leasing Transaction had occurred on December 31, 2000, the Company would have replaced depreciation expense with lease expense. The estimated depreciation expense associated with the assets included in the Textron Leasing Transaction was $7.7 million, for the year ended December 31, 2001. The estimated lease expense from the Textron Leasing Transaction would have been $9.6 million for the same period.

     Pro forma effect is given for sale-leaseback transactions directly attributable to the Transactions. Lease expense associated with sale-leaseback transactions not attributable to the Transactions are included in the Company's financial statements on an as-incurred basis. With respect to sale-leaseback transactions closed as of September 30, 2001, for which pro forma effect is not given, annualized rent expense would have approximated $5.7 million, of which approximately $1.1 million is reflected in the Company's historical results. In addition, subsequent to September 30, 2001 and prior to December 31, 2001, additional sale-leaseback transactions providing proceeds of approximately $50.0 million closed. Such transactions would have annualized lease expense of approximately $7.2 million. No pro forma effect is given relative to the cash sale proceeds or lease expense that results from these transactions.

f. The proforma statement of operations reflects the impact of purchase accounting adjustments to customer supply contracts.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                  (Continued)

3. Represents pro forma adjustments to increase/(decrease) selling, general and administrative expense as follows (in millions):

                                                                       Year ended December 31, 2001
                                                                  --------------------------------------
                                                                  Becker     Joan     TAC-Trim    Total
                                                                  ------     ----     --------   -------
Elimination of related party management fees and other ..  (a)    $(1.4)     $  --     $  --      $(1.4)
Elimination of certain management positions .............  (b)     (0.4)      (0.3)     (2.7)      (3.4)
Amortization ............................................  (c)      1.8         --        --        1.8
TAC-Trim employee benefit plan adjustments ..............  (d)       --         --       2.2        2.2
Net increase in parent company management fee ...........  (e)       --         --        --         .3
                                                                                                 ------
                                                                                                 $ (0.5)
                                                                                                 ======

a. Represents adjustment to eliminate related party management fees and other fees historically paid by Becker to its related parties. The management and oversight function will be replaced by support provided by Collins & Aikman and Heartland (see 3(e) for the net increase in quarterly advisory fees).

b. Reflects the elimination of compensation and benefits costs of certain executive management positions that are redundant with existing positions. The selling companies are primarily responsible for severance costs associated with these individuals. Collins & Aikman anticipates incurring $0.6 million in severance costs relating to these individuals. Such costs are not reflected in the unaudited pro forma condensed consolidated financial statement.

c. The unaudited pro forma condensed consolidated financial statement reflects amortization of historical intangible assets for the acquired companies. Elimination of the historical amortization has not been reflected as the allocation of the purchase prices for Becker, Joan and TAC-Trim are incomplete, pending the completion of the appraisal process.

     The pro forma adjustment reflected herein represents amortization of estimated fair value adjustments to establish the Becker non-compete agreement arising from the Becker acquisition, which is amortized on a straight-line basis over the five-year term of the agreement.

d. In connection with the TAC-Trim acquisition, certain purchase accounting adjustments for TAC-Trim pensions and other post retirement benefit plans will be necessary. These adjustments reflect the net effect on historically recorded benefit expenses as if the transactions had occurred on December 31, 2000 and primarily result from a decrease in

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                  (Continued)


         the funded status of the pension plan and conventional purchase accounting adjustments, offset by savings derived from a change to a cash balance plan (as provided by the amended TAC-Trim acquisition agreement).

     e. Represents the net additional quarterly advisory fee contractually arranged with Heartland.

4.   Represents the net increase in interest expense to reflect the impact of
     (i) the elimination of interest expense reflected in the historical financial statement, which is replaced by (ii) interest expense resulting from the new pro forma debt structure, including the notes to be issued, and (iii) the amortization of financing costs over the terms of the corresponding debt. A summary follows (in millions):

                                                              Year Ended
                                                              December 31,
                                                                  2001
                                                              ------------

Interest on Revolving Credit Facility (a) ...............       $   --
Interest on Tranche A Facility (a) ......................           6.8
Interest on Tranche B Facility (a) ......................          21.0
Interest on existing 11 1/2% Senior Subordinated Notes ..          46.0
Interest on Notes (b) ...................................          53.8
Other (c) ...............................................           7.7
                                                                 ------
  Subtotal ..............................................         135.3
Amortization of debt issue costs (d) ....................          10.7
                                                                 ------
  Interest expense under new debt structure .............         146.0
Less: historical interest expense .......................         (97.9)
                                                                 ------
  Net increase ..........................................        $ 48.1
                                                                 ======

     a. The interest on the revolving credit facility, and the new tranche A term loan facility will be variable based on LIBOR plus 3.75%, with a minimum LIBOR rate of 3.00%. The interest rate is estimated at 6.75% as of December 12, 2001. The interest on the new tranche B term loan facility will be variable based on LIBOR plus 4.50%, with a minimum LIBOR rate of 3.00%. The interest rate is estimated at 7.50% as of December 12, 2001. A 0.125% increase or decrease in the assumed weighted average interest rate for the revolving credit facilities and term loans would change pro forma interest expense by $0.50 million for the year ended December 31, 2001.

     b.  The fixed rate of interest on the senior notes is 10.75%.

     c. Other includes interest on foreign debt, commitment fees and letters of credit fees.

     d. Debt issuance costs are amortized over the term of the corresponding agreements ranging from 4 to 10 years.

5. Represents the elimination of historical loss on sale of receivables, and replacement with the pro forma loss on sale of receivables. The resulting pro forma loss on sale of receivables assumes the sale of $183.3 million of receivables and an effective rate of 3.52% (commercial paper rate at December 31, 2001, plus 1.50%). One-time fees expected to aggregate $5.6 million are not reflected in the pro forma statements of operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                  (CONTINUED)



6. Represents the dividends and accretion on the Products Preferred Stock issued as part of the TAC-Trim acquisition (in millions):

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       2001
                                                                   ------------
Dividends on the Products Preferred Stock calculated using the effective interest method (annual rates of 11%, escalating to
  15%) on the liquidation value of $182.7 million (tranche A)...      $ 28.5
Dividends on the Products Preferred Stock calculated using the effective interest method (annual rates of 12%, escalating to
  16%) on the liquidation value of $143.7 million (tranches B
  and C)........................................................        24.2
Accretion of Products Preferred Stock discount of $179.5 million
  over the term of the Products Preferred Stock.................        24.9
                                                                      ------
                                                                      $ 77.6
                                                                      ======

     The terms of our debt instruments are expected to place significant restrictions on our ability to pay cash dividends.

7.   (in millions)

                                           YEAR ENDED
                                          DECEMBER 31,
                                              2001
                                          ------------
Equity in loss of TAC-trim Italy     (a)      $10.2
Reversal of loss on Sale-leaseback   (b)      (42.6)
                                             ------
                                              $32.4
                                             ======

(a) This adjustment is required to adjust earnings for C&A's share of the net losses in TAC-Trim Italy corresponding to C&A's 50% equity investment. See footnote 1 for further discussion on the equity investment in TAC-Trim Italy's parent company.

(b) This adjustment is required to reverse the loss on the Textron Leasing Transaction.

8. Represents the estimated tax effect of the foregoing adjustments at the Collins & Aikman marginal tax rates. Such adjustment recognizes dividends and accretion on Products preferred shares as permanent differences. In addition, the adjustment reflects the net additional tax for Becker and Joan as if the acquired companies were taxed as C-corporations for all periods presented at Collins & Aikman's marginal tax rates.

9. The pro forma basic and diluted shares outstanding were calculated as if the shares issued in connection with the Acquisitions, the Financings and the February 2001 Heartland equity investment occurred on December 31, 2000.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    COLLINS & AIKMAN CORPORATION

                                    By:  /s/ Ronald T. Lindsay
                                         -------------------------------------
                                         Name:   Ronald T. Lindsay
                                         Title:  Senior Vice President,
                                                 General Counsel and Secretary

April 16, 2002